Exhibit 3(a)(5)

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION
OF LIFEPOINT, INC.


It is hereby certified that:

1. (a) The present name of the corporation (hereinafter called the "Corporation") is LifePoint, Inc.

	(b) The name under which the Corporation was originally incorporated is U.S. Drug Testing, Inc.; and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is October 8, 1992.

2. The certificate of incorporation of the Corporation is hereby amended by striking out paragraph A of Article FOURTH thereof and substituting in lieu of said paragraph the following new paragraph:

	"FOURTH: A. The total number of shares of stock (hereinafter referred to as the "Capital Stock") which the Corporation shall have authority to issue is 78,000,000, all of which shares shall have the par value of $.001 per share, and the Capital Stock shall be divided into two classes:

	1.      3,000,000 of the shares shall be Preferred Stock.

	2.      75,000,000 of the shares shall be Common Stock."

3. The certificate of incorporation of the Corporation is hereby amended by striking out paragraph 1 of Article SEVENTH thereof and substituting in lieu of said paragraph the following new paragraph:

	"1.     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be not less than three (3) nor more than nine (9). The exact number of directors shall be determined from time to time by a majority of the whole Board and such number shall be five (5) until otherwise determined by a resolution adopted by the majority of the whole Board. In the event that the number of directors is increased by such a resolution of the whole Board, the vacancy or vacancies so resulting shall be filled by a vote of a majority of the directors then in office. No decrease in the number of directors shall shorten the term of any incumbent director. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot."

4. The certificate of incorporation of the Corporation is hereby amended by adding a new paragraph to Article SEVENTH thereof as follows:

	"4.     The Board of Directors shall be divided into three (3) classes as nearly equal in number as possible, with the term of office of Class A expiring at the annual meeting of stockholders in 2001, of Class B expiring at the annual meeting of stockholders in 2002, and of Class C expiring at the annual meeting of stockholders in 2003. At each annual meeting of stockholders beginning with the annual meeting of stockholders held in 2001, directors chosen to succeed those whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election. When the number of directors is changed, any newly created directorships or any decreases in directorships shall be so apportioned among the classes as to make all classes as nearly equal in
numbers as possible.   When the number of directors is increased by the Board
of Directors and the resultant vacancies are filled by the Board of Directors, such additional directors shall serve only until the next annual meeting of stockholders, at which time they shall be subject to election and classification by the stockholders. In the event that any director is elected by the Board to fill a vacancy, which occurs as a result of the death, resignation or removal of another director, such director will hold office until the annual meeting of stockholders at which the director who died, resigned or was removed would have been required, in the regular order of business, to stand for re-election, even though such term may thereby extend beyond the next annual meeting of stockholders. Each director who is elected as provided in this paragraph 4 of Article SEVENTH shall serve until his or her successor is duly elected and qualifies."

5. The amendments of the certificate of incorporation herein certified have been duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

Signed on August 30, 2000


/s/ Robert W. Berend
    Robert W. Berend
    Secretary